Exhibit 10.2
Coleman Cable, Inc.
Restricted Stock Award Agreement
     This Restricted Stock Award Agreement (the “Agreement”) is entered into as of the 30th day of April, 2008 (the “Award Date”) between Coleman Cable, Inc. (the “Company”) and G. Gary Yetman (the “Participant”). Any term capitalized but not defined in this Agreement shall have the meaning set forth in the Coleman Cable, Inc. Long-Term Incentive Plan, as amended (the “Plan”).
     The Plan provides for the grant of restricted stock to employees and directors of the Company or its Subsidiaries as approved by the Board or the Committee. In exercise of its discretion under the Plan, the Board or the Committee has determined that the Participant should receive a restricted stock award under the Plan and, accordingly, the Company and the Participant hereby agree as follows:
     1. Grant. The Company hereby grants to the Participant a restricted stock award (the “Award”) of 6,895 shares of Stock (the “Award Shares’). The Award shall be subject to the terms and conditions of the Plan and this Agreement.
     2. Stock Certificates. The Company may, but shall not be required to, issue certificates for the Award Shares in the Participant’s name, in which event the Secretary of the Company shall hold the certificates until the Award Shares either are forfeited or become vested.
     3. Rights as Shareholder. On and after the Award Date, and except to the extent provided in Section 9, the Participant shall be entitled to all of the rights of a shareholder with respect to the Award Shares, including the right to vote the Award Shares and to receive dividends and other distributions payable with respect to the Award Shares. If the Participant forfeits any rights he/she may have under this Award in accordance with Section 4, the Participant shall, on the day following the event of forfeiture, cease to have any rights as a shareholder with respect to the Award Shares or any interest therein and the Participant shall no longer be entitled to receive dividends on such stock.
     4. Vesting; Effect of Termination of Employment. The Participant’s Award Shares shall become vested as to one-third (1/3) of the Award Shares on each of the first, second and third anniversaries of March 26, 2008, provided the Participant remains continuously employed by the Company or a Subsidiary until each such respective date. If the application of this Section would result in the Participant vesting in a fraction of a share, such fractional share shall be rounded up to the next whole share.
     If the Participant terminates employment with the Company and its Subsidiaries for any reason and before all of his/her Award Shares have become vested under this Agreement, the Participant’s Award Shares that have not become vested as of the effective date of the termination shall be forfeited. Neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement with respect to such forfeited shares.

     5. Terms and Conditions of Distribution. The Company shall distribute certificates for Award Shares as soon as practicable after they become vested. If the Participant dies before the Company has distributed all vested Award Shares, the Company shall distribute certificates for the vested Award Shares to the beneficiary or beneficiaries the Participant designated, in the proportions the Participant specified. If the Participant failed to designate a beneficiary or beneficiaries, the Company shall distribute certificates for the vested Award Shares to the Participant’s estate. The Company shall distribute certificates for the vested Award Shares no later than six months after the Participant’s death.
     Notwithstanding the foregoing, the Company shall not distribute the certificates for the Award Shares until the Participant has paid to the Company or a Subsidiary the amount required to be withheld for federal, state or local taxes. The Participant may satisfy the required withholding amount by directing that the Company use for this purpose a portion of the Award Shares that would otherwise be distributed to him/her.
     6. Legend on Stock Certificates. The Company may require that certificates for Award Shares distributed to the Participant pursuant to this Agreement bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws.
     7. Delivery of Certificates. Notwithstanding the provisions of Sections 4 and 5, the Company is not required to issue or deliver any certificates for Award Shares before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Company shall use commercially reasonable efforts to cause compliance with those laws, rules and practices.
     The Company shall not make any distribution of certificates before the first date the Award Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant’s legal or personal representative.
     8. No Right to Employment. Nothing in the Plan or this Agreement shall be construed as creating any right in the Participant to continued employment or service, or as altering or amending the existing terms and conditions of the Participant’s employment or service.
     9. Nontransferability. No interest of the Participant or any beneficiary in or under this Agreement shall be assignable or transferable by voluntary or involuntary act or by operation of law, other than by shall or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in section 414(p)) of the Code. Distribution of Award Shares shall be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s guardian or legal representative; or, if the Participant is deceased, to the beneficiaries that the Participant has designated in the manner required by the Committee or, in the absence of a designated beneficiary, to the Participant’s estate. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant. Any effort to assign or transfer the rights under this Agreement shall be wholly ineffective, and shall be grounds for termination by the Committee of all rights of the Participant and his/her beneficiary in and under this Agreement.
     10. Administration. The Committee administers the Plan. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including required shareholder approval thereof, and to any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.
     11. Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan and this Agreement shall be final. This Agreement shall be governed by and construed under the laws of the State of Illinois, determined without regard to its conflicts of law rules, except as such laws are preempted by the laws of the United States. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
     12. Sole Agreement. The Award is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Award conflict with the terms of the Plan, the Plan shall control. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged in this Agreement. This Agreement may be amended only by written agreement between the Participant and the Company.
     13. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.
     In Witness Whereof, the Company and the Participant have duly executed this Agreement as of the day and year first above written.

Coleman Cable, Inc.

G. Gary Yetman	By:

[Participant’s Name]	Its:

[Participant’s Signature]